EXHIBIT 10.23

AGREEMENT NOT TO COMPETE

            THIS AGREEMENT NOT TO COMPETE is entered into by and between AirRover Wi-Fi Corp., a Delaware corporation (the “Company”), and Larry Shultz (“Consultant”).

WHEREAS, Consultant serves as a consultant to the Company, pursuant to a consulting agreement (the “Consulting Agreement”); and

WHEREAS, as a condition to the Company’s execution of an agreement and plan of reorganization among the Company, Air-Q Corp., Diamond I Technologies and the shareholders of Diamond I Technologies, Inc., Consultant has agreed to sign and be bound by this Agreement Not to Compete; and

            NOW, THEREFORE, the parties agree as follows:

            Section 1. Covenant Not to Compete. Consultant acknowledges that, as a key consultant of the Company, Consultant will be involved, on a high level, in the development, implementation and management of the national and international business strategies and plans of the Company, which shall consist of the Company and such other business units, divisions, subsidiaries or other entities of the Company as the Company shall determine in its sole discretion from time to time. By virtue of Consultant’s unique and sensitive position and special background, involvement of Consultant with a competitor of the Company represents a serious competitive danger to the Company, and the use of Consultant’s talent and knowledge and information about the Company’s business, strategies and plans can and would constitute a valuable competitive advantage over the Company. In view of the foregoing, Consultant covenants and agrees that, if (i) the Consulting Agreement with the Company is terminated for good cause or (ii) if Consultant voluntarily resigns from such consulting with the Company, then, for a period of one year after the date of such termination, Consultant will not engage or be engaged as, in any capacity, directly or indirectly, including, but not limited to, Consultant, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than 5% equity interest in any enterprise the securities of which are publicly traded) in any business entity engaged in competition with any business conducted by the Company on the date of termination. This Agreement Not to Compete shall survive the termination or expiration of the Consulting Agreement. If any court determines that this Agreement Not to Compete, or any part hereof, is unenforceable because the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

            Employer acknowledges that Consultant is an entrepreneur and investor who is already involved in conceptualizing, patenting and/or developing online and wireless technologies and services that do not involve online gambling or wireless gambling services such as those being pursued by Employer. Employer acknowledges that Consultant shall have the right to continue to develop on his own without any obligation whatsoever to Employer, any and all such non-gambling technologies and online and wireless services which the Consultant may from time to time create. Employer acknowledges that if Employer is interested, Employer must enter into separate license negotiations with Consultant to acquire rights to any new ideas or inventions conceptualized, owned or developed independently by Consultant that Employer is interested in pursuing.

            For purposes of this Agreement, “good cause” shall have the same meaning as set forth in the Consulting Agreement of even date between the parties.

            Section 2. Continuing Obligations. Consultant agrees that, for one year following (i) his termination of his consulting on behalf of the Company for just cause or (ii) his resignation as a consultant of the Company, Consultant shall keep the Company informed of the identification of Consultant’s employer and the nature of such employment or of Consultant’s self-employment. The Company agrees that, within fifteen days after receiving notice pursuant to this Section 2 of the identification of the prospective the Company, the nature of the employment or self-employment or any change therein, the Company will advise Consultant as to whether such employment constitutes a violation of Section 1 hereof.

            Section 3. Injunctive Relief. Consultant acknowledges that the violation of the covenants contained in this Agreement would be detrimental and cause irreparable injury to the Company and its affiliates which could not be compensated by money damages. Consultant agrees that an injunction from a court of competent jurisdiction is the appropriate remedy for these provisions, and consents to the entry of an appropriate judgment enjoining Consultant from violating these provisions in the event there is a find of their breach.

            Section 4. Severability of Covenants. Each of the covenants contained in this Agreement are independent covenants, which may be available to or relied upon by the Company and its affiliates in any court of competent jurisdiction. If any one of the separate and independent covenants shall be deemed to be unenforceable under the laws of any state of competent jurisdiction, each of the remaining covenants shall not be affected thereby. Notwithstanding the provisions of this Section 4, it is understood that every benefit received by Consultant by virtue of this Agreement is consideration for each separate covenant contained herein.

            Section 5. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

            Section 6. Other Remedies. The undertakings herein shall not be construed as any limitation upon the remedies the Company might, in the absence of this Agreement, have at law or in equity.

            INTENDING to be legally bound hereby, the Company and Consultant hereby duly execute this Agreement Not to Compete as of the date indicated below.

                                                                        AIRROVER WI-FI CORP.

            Date: January 18, 2005                       By: /s/ DAVID LOFLIN

                                                                                    David Loflin

                                                                                    President

            Date: January 18, 2005                       /s/ LARRY SHULTZ

                                                                        Larry Shultz, individually